1

Exhibit 11

IRWIN FINANCIAL CORPORATION
COMPUTATION OF EARNINGS PER SHARE


                         Three Months Ended      Six Months Ended
                               June 30,              June 30,
                         1997       1996        1997       1996
                         ----       ----        ----       ----

PRIMARY

Average number of shares
 outstanding             11,166,426  11,353,306  11,238,743  11,345,632

Assumed exercise of stock
 options                    296,611     259,880     308,948     263,980
                         ----------------------------------------------

Total shares             11,463,037  11,613,186  11,547,691  11,609,612
                         ==============================================

Net income               $5,768,395  $5,027,737 $10,964,671 $10,015,973
                         ==============================================

Net income per share          $0.50       $0.43       $0.95       $0.86
                             ======      ======      ======      ======

FULLY DILUTED

Average number of shares
 outstanding             11,166,426  11,353,306  11,238,743  11,345,632

Assumed exercise of stock
 options  (Note 1)          316,550     259,880     329,717     263,980
                          ---------------------------------------------

Total shares             11,482,976  11,613,186  11,568,460  11,609,612
                         ==============================================

Net income               $5,768,395  $5,027,737 $10,964,671 $10,015,973
                         ==============================================

Net income per share          $0.50       $0.43       $0.95       $0.86
                             ======      ======      ======      ======

(1) The dilutive effect of stock options is based on the treasury stock method using the higher of the average market price for the period or the period-end market price.

XXX   PAGE 38   XXX